Exhibit 99.1

Vor Bio Expands Strategic Partnership with RemeGen, Adding Next Generation, Long-Acting RC298 to BAFF/APRIL Franchise

RemeGen’s expertise and next generation engineering expand Vor Bio’s leadership in the BAFF/APRIL field

RC298 is a next generation, long-acting dual BAFF/APRIL inhibitor designed to combine high potency and extended half-life for potentially best-in-class efficacy and dosing

RC298 is in IND-enabling development, with an initial regulatory filing anticipated in the first half of 2027 in China

Cash runway reaffirmed into early 2029

BOSTON, Mass., November 12, 2026 (GLOBE NEWSWIRE) – Vor Bio (Nasdaq: VOR), a clinical-stage biotechnology company transforming the treatment of autoimmune diseases, today announced an amendment to its existing agreement with RemeGen Co., Ltd (HKEX: 9995, SHA: 688331) to add RC298, a next-generation dual BAFF/APRIL inhibitor, to Vor Bio’s exclusive license for development and commercialization outside of Greater China.

RC298 is an engineered TACI-Fc fusion protein designed to inhibit both BAFF (B cell activating factor) and APRIL (a proliferation-inducing ligand), two key regulators of pathogenic B cell and plasma cell biology. RC298 was engineered to optimize functional potency, pharmacokinetics, and developability with a structural design intended to enable sustained dual pathway inhibition and extended dosing intervals. In preclinical studies, RC298 demonstrated potent inhibition of BAFF and APRIL compared to leading BAFF/APRIL inhibitors, as well as significantly prolonged systemic exposure, supporting its potential for a differentiated, best-in-class efficacy and dosing profile.

Building on telitacicept as the clinical foundation of Vor Bio’s BAFF/APRIL franchise with three ongoing registrational trials advancing across the myasthenia gravis spectrum and Sjögren’s disease, RC298’s differentiated long-acting profile has the potential to expand the franchise into additional autoimmune diseases and treatment settings, extending the therapeutic reach of dual BAFF/APRIL inhibition.

RC298 is currently in IND-enabling development, with an IND submission in China anticipated in the first half of 2027. RemeGen will continue to lead the preclinical and Phase 1 clinical development of RC298 in China, with both companies contributing to development efforts. Following completion of the Phase 1 clinical trial, Vor Bio will assume responsibility for subsequent clinical development, regulatory activities, and commercialization of RC298 outside of greater China.

“Over the past year, our successful execution has established Vor as a leader in the BAFF/APRIL field and RC298 meaningfully strengthens that position,” said Jean-Paul Kress, M.D., Chairman and Chief Executive Officer of Vor Bio. “Our conviction in building this franchise is reinforced by what FcRn therapies have already demonstrated across multiple large autoimmune diseases. We believe BAFF/APRIL can build on that precedent by acting both upstream on B cells and downstream on plasma cells, with the potential for deeper, broader, and more durable disease control.”

Dr. Kress continued, “Telitacicept remains our clinical foundation and near-term priority as we execute on our global Phase 3 programs in myasthenia gravis and Sjögren's disease. RC298 is the next step in our broader campaign to create opportunities with a long-acting, next generation molecule across new diseases and treatment settings. We are building on a biology we know deeply, alongside a partner with extraordinary clinical and commercial experience in the pathway. With multiple differentiated ways to target BAFF and APRIL, we believe Vor is best positioned to build the leading franchise in this category and deploy each molecule where its profile can create the greatest advantage for patients.”

“Telitacicept is the world’s first approved innovative therapy to target both BAFF and APRIL for the treatment of a range of B cell-mediated autoimmune diseases. It has been approved in China for five indications, and its global multicenter clinical trials are progressing well. The clinical evidence to date has demonstrated the potential benefits of dual BAFF/APRIL inhibition. RC298, our next generation, long-acting dual BAFF/APRIL inhibitor, has shown best-in-class potential,” said Dr. Jianmin Fang, Chief Executive Officer of RemeGen. “This transaction will broaden both companies’ global autoimmune disease portfolios and accelerate the international development of RemeGen’s innovative pipeline. With RC298, we aim to bring an innovative treatment option to patients with autoimmune diseases worldwide while strengthening RemeGen’s brand and expanding its global presence.”

Transaction Terms

Under the terms of the agreement, Vor Bio will provide RemeGen with approximately $56 million in aggregate upfront consideration, consisting of a $10 million upfront cash payment and pre-funded warrants to purchase 2.3 million shares of Vor Bio common stock with an exercise price of $0.0001 per share (representing an approximate value of $46 million based on Vor Bio’s closing share price on November 11). RemeGen will be eligible to receive up to an additional $300 million in development milestone payments, including $20 million payable upon the achievement of initial clinical development and technology transfer milestones. The existing collaboration’s sales milestone and royalty framework will continue to apply on an aggregated basis across all licensed products.

About Telitacicept

Telitacicept is a novel recombinant fusion protein designed to treat autoimmune diseases through dual inhibition of BAFF (also known as BlyS) and APRIL - two cytokines essential to B cell development and plasma cell survival. By inhibiting both pathways, telitacicept has the potential to reduce autoreactive B cells and autoantibody production, targeting key drivers of autoimmune pathology.

Telitacicept is approved in China for systemic lupus erythematosus (SLE), rheumatoid arthritis (RA), generalized myasthenia gravis (gMG), IgA nephropathy (IgAN), and Sjögren’s disease (SjD).

Vor Bio is advancing global development programs across major autoimmune indications, including a global Phase 3 trial in gMG and SjD, to support potential regulatory approvals in the United States, Europe, and Japan.

About Vor Bio

Vor Bio is a clinical-stage biotechnology company transforming the treatment of autoimmune diseases. The Company is focused on rapidly advancing telitacicept, a novel dual-target fusion protein, through Phase 3 clinical development and potential commercialization to address serious autoantibody-driven conditions worldwide. For more information visit www.vorbio.com. Vor Bio routinely posts information that may be important to investors in the “Investors” section of its website. The Company encourages investors to consult that section of its website regularly.

About RemeGen Co., Ltd.

Founded in 2008, RemeGen (9995.HK, SHA: 688331) is a leading biopharmaceutical company in China committed to providing solutions to the unmet clinical needs of patients suffering from life-threatening illnesses. RemeGen has research laboratories and offices in China and the United States. The company is committed to discovering, developing, and commercializing innovative and differentiated biologic drugs of significant clinical value in the key therapeutic areas of autoimmune, oncology, and ophthalmic diseases.

Forward-Looking Statements

This press release contains forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “design,” “expect,” “initiate,” “intend,” “may,” “on-track,” “ongoing,” “plan,” “potential,” “project,” “should,” “update,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include Vor Bio’s statements regarding the potential of RC298 as a best-in-class, long-acting dual BAFF/APRIL inhibitor, including its potential potency, efficacy, pharmacokinetics, and dosing profile; the anticipated timing of an IND filing for RC298 in China; the development plans for RC298 and the respective roles of Vor Bio and RemeGen; RC298’s potential to expand Vor Bio’s BAFF/APRIL franchise into additional autoimmune diseases and treatment settings; telitacicept’s potential as a BAFF/APRIL therapy for gMG and SjD; the potential benefits of the dual BAFF and APRIL inhibition; Vor Bio’s ability to build the leading franchise in the BAFF/APRIL category; Vor Bio’s projected cash runway; Vor Bio’s development and commercialization plans for telitacicept, including the pursuit of potential regulatory approvals in the United States, Europe, and Japan, and the conduct and timing of its registrational trials across the MG spectrum and in SjD; and other statements that are not historical fact.

Vor Bio may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including that RC298 is in an early stage of development, that results of preclinical studies of RC298, including comparisons with other BAFF/APRIL molecules, may not be predictive of clinical results, and that RC298 may not demonstrate a differentiated or best-in-class profile in clinical trials; that the IND for RC298 may not be filed or cleared on the anticipated timeline, or at all; that Vor Bio may not realize the anticipated benefits of the amendment with RemeGen; that results from clinical trials of telitacicept and RC298 that RemeGen has conducted or will conduct solely in China, may not be predictive of results in other populations or in our ongoing or future clinical trials, and that the FDA and other regulators outside China may not accept data generated in China; that results of earlier clinical trials or analyses may not be predictive of future results; the risk of unexpected adverse events or safety findings; our reliance on RemeGen, including for clinical data, the supply of telitacicept, the preclinical and Phase 1 clinical development of RC298 and our ability to maintain our license with RemeGen; competition from other therapies, including other BAFF and/or APRIL inhibitors; that the data for our product candidates may not be sufficient for obtaining regulatory approval to commercialize products; we may not be able to execute our business plans, including meeting our planned clinical and regulatory milestones and timelines; and possible limitations of financial and other resources. The clinical trial results and preclinical data described in this press release are based on information reported by RemeGen; Vor Bio has not independently verified these data. These and other risks are described in greater detail under the caption “Risk Factors” included in Vor Bio’s most recent annual or quarterly report and in other reports it has filed or may file with the Securities and Exchange Commission. Statements regarding Vor Bio’s cash runway do not indicate when or if Vor Bio may access the capital markets.

Any forward-looking statements contained in this press release speak only as of the date hereof, and Vor Bio expressly disclaims any obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as may be required by law.

Media & Investor Contacts:
Carl Mauch

cmauch@vorbio.com